UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 14)*


                           Wendy's International, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $.10 stated value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    950590109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                              Brian L. Schorr, Esq.
                               Chief Legal Officer
                           Trian Fund Management, L.P.
                           280 Park Avenue, 41st Floor
                            New York, New York 10017
                                 (212) 451-3000
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 April 23, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g),
check the following box |_|.

      Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The Information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.:  950590109
1       NAMES OF REPORTING PERSONS

        Trian Fund Management, L.P.
--------------------------------------------------------------------------------
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3454182
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEM 2(d) or 2(e)                                        |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER

NUMBER OF                    0
SHARES                       ---------------------------------------------------
BENEFICIALLY            8    SHARED VOTING POWER
OWNED BY
EACH                         8,553,800
REPORTING                    ---------------------------------------------------
PERSON                  9    SOLE DISPOSITIVE POWER

                             0
                             ---------------------------------------------------
                        10   SHARED DISPOSITIVE POWER

                             8,553,800
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        8,553,800
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                       |_|

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        9.8%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        PN
--------------------------------------------------------------------------------

CUSIP NO.:  950590109
1       NAMES OF REPORTING PERSONS

        Trian Fund Management GP, LLC
--------------------------------------------------------------------------------
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3454087
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEM 2(d) or 2(e)                                        |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER

NUMBER OF                    0
SHARES                       ---------------------------------------------------
BENEFICIALLY            8    SHARED VOTING POWER
OWNED BY
EACH                         8,553,800
REPORTING                    ---------------------------------------------------
PERSON                  9    SOLE DISPOSITIVE POWER

                             0
                             ---------------------------------------------------
                        10   SHARED DISPOSITIVE POWER

                             8,553,800
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        8,553,800
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                       |_|

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        9.8%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        OO
--------------------------------------------------------------------------------

CUSIP NO.:  950590109
1       NAMES OF REPORTING PERSONS

        Trian Partners GP, L.P.
--------------------------------------------------------------------------------
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3453775
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEM 2(d) or 2(e)                                        |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER

NUMBER OF                    0
SHARES                       ---------------------------------------------------
BENEFICIALLY            8    SHARED VOTING POWER
OWNED BY
EACH                         4,225,962
REPORTING                    ---------------------------------------------------
PERSON                  9    SOLE DISPOSITIVE POWER

                             0
                             ---------------------------------------------------
                        10   SHARED DISPOSITIVE POWER

                             4,225,962
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,225,962
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                       |_|

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        4.8%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        PN
--------------------------------------------------------------------------------

CUSIP NO.:  950590109
1       NAMES OF REPORTING PERSONS

        Trian Partners General Partner, LLC
--------------------------------------------------------------------------------
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3453595
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEM 2(d) or 2(e)                                        |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER

NUMBER OF                    0
SHARES                       ---------------------------------------------------
BENEFICIALLY            8    SHARED VOTING POWER
OWNED BY
EACH                         4,225,962
REPORTING                    ---------------------------------------------------
PERSON                  9    SOLE DISPOSITIVE POWER

                             0
                             ---------------------------------------------------
                        10   SHARED DISPOSITIVE POWER

                             4,225,962
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,225,962
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                       |_|

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        4.8%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        OO
--------------------------------------------------------------------------------

CUSIP NO.:  950590109
1       NAMES OF REPORTING PERSONS

        Trian Partners, L.P.
--------------------------------------------------------------------------------
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3453988
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        WC
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEM 2(d) or 2(e)                                        |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER

NUMBER OF                    0
SHARES                       ---------------------------------------------------
BENEFICIALLY            8    SHARED VOTING POWER
OWNED BY
EACH                         952,519
REPORTING                    ---------------------------------------------------
PERSON                  9    SOLE DISPOSITIVE POWER

                             0
                             ---------------------------------------------------
                        10   SHARED DISPOSITIVE POWER

                             952,519
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        952,519
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                       |_|

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        1.1%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        PN
--------------------------------------------------------------------------------

CUSIP NO.:  950590109
1       NAMES OF REPORTING PERSONS

        Trian Partners Master Fund, L.P.
--------------------------------------------------------------------------------
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:  98-0468601
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        WC
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEM 2(d) or 2(e)                                        |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands
--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER

NUMBER OF                    0
SHARES                       ---------------------------------------------------
BENEFICIALLY            8    SHARED VOTING POWER
OWNED BY
EACH                         3,261,527
REPORTING                    ---------------------------------------------------
PERSON                  9    SOLE DISPOSITIVE POWER

                             0
                             ---------------------------------------------------
                        10   SHARED DISPOSITIVE POWER

                             3,261,527
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,261,527
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                       |_|

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        3.7%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        PN
--------------------------------------------------------------------------------

CUSIP NO.:  950590109
1       NAMES OF REPORTING PERSONS

        Trian Partners Parallel Fund I, L.P.
--------------------------------------------------------------------------------
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3694154
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        WC
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEM 2(d) or 2(e)                                        |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER

NUMBER OF                    0
SHARES                       ---------------------------------------------------
BENEFICIALLY            8    SHARED VOTING POWER
OWNED BY
EACH                         135,712
REPORTING                    ---------------------------------------------------
PERSON                  9    SOLE DISPOSITIVE POWER

                             0
                             ---------------------------------------------------
                        10   SHARED DISPOSITIVE POWER

                             135,712
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        135,712
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                       |_|

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.2%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        PN
--------------------------------------------------------------------------------

CUSIP NO.:  950590109
1       NAMES OF REPORTING PERSONS

        Trian Partners Parallel Fund I General Partner, LLC
--------------------------------------------------------------------------------
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3694293
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEM 2(d) or 2(e)                                        |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER

NUMBER OF                    0
SHARES                       ---------------------------------------------------
BENEFICIALLY            8    SHARED VOTING POWER
OWNED BY
EACH                         135,712
REPORTING                    ---------------------------------------------------
PERSON                  9    SOLE DISPOSITIVE POWER

                             0
                             ---------------------------------------------------
                        10   SHARED DISPOSITIVE POWER

                             135,712
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        135,712
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                       |_|

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.2%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        OO
--------------------------------------------------------------------------------

CUSIP NO.:  950590109
1       NAMES OF REPORTING PERSONS

        Trian Partners Parallel Fund II, L.P.
--------------------------------------------------------------------------------
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 87-0763105
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        WC
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEM 2(d) or 2(e)                                        |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER

NUMBER OF                    0
SHARES                       ---------------------------------------------------
BENEFICIALLY            8    SHARED VOTING POWER
OWNED BY
EACH                         30,751
REPORTING                    ---------------------------------------------------
PERSON                  9    SOLE DISPOSITIVE POWER

                             0
                             ---------------------------------------------------
                        10   SHARED DISPOSITIVE POWER

                             30,751
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        30,751
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                       |_|

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.0%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        PN
--------------------------------------------------------------------------------

CUSIP NO.:  950590109
1       NAMES OF REPORTING PERSONS

        Trian Partners Parallel Fund II GP, L.P.
--------------------------------------------------------------------------------
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 87-0763102
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEM 2(d) or 2(e)                                        |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER

NUMBER OF                    0
SHARES                       ---------------------------------------------------
BENEFICIALLY            8    SHARED VOTING POWER
OWNED BY
EACH                         30,751
REPORTING                    ---------------------------------------------------
PERSON                  9    SOLE DISPOSITIVE POWER

                             0
                             ---------------------------------------------------
                        10   SHARED DISPOSITIVE POWER

                             30,751
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        30,751
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                       |_|

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.0%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        PN
--------------------------------------------------------------------------------

CUSIP NO.:  950590109
1       NAMES OF REPORTING PERSONS

        Trian Partners Parallel Fund II General Partner, LLC
--------------------------------------------------------------------------------
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 87-0763099
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEM 2(d) or 2(e)                                        |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER

NUMBER OF                    0
SHARES                       ---------------------------------------------------
BENEFICIALLY            8    SHARED VOTING POWER
OWNED BY
EACH                         30,751
REPORTING                    ---------------------------------------------------
PERSON                  9    SOLE DISPOSITIVE POWER

                             0
                             ---------------------------------------------------
                        10   SHARED DISPOSITIVE POWER

                             30,751
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        30,751
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                       |_|

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.0%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        OO
--------------------------------------------------------------------------------

CUSIP NO.:  950590109
1       NAMES OF REPORTING PERSONS

        Triarc Companies, Inc.
--------------------------------------------------------------------------------
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 38-0471180
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS


--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEM 2(d) or 2(e)                                        |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER

NUMBER OF                    0
SHARES                       ---------------------------------------------------
BENEFICIALLY            8    SHARED VOTING POWER
OWNED BY
EACH                         0
REPORTING                    ---------------------------------------------------
PERSON                  9    SOLE DISPOSITIVE POWER

                             0
                             ---------------------------------------------------
                        10   SHARED DISPOSITIVE POWER

                             0
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                       |_|

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        CO
--------------------------------------------------------------------------------

CUSIP NO.:  950590109
1       NAMES OF REPORTING PERSONS

        Nelson Peltz
--------------------------------------------------------------------------------
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEM 2(d) or 2(e)                                        |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER

NUMBER OF                    0
SHARES                       ---------------------------------------------------
BENEFICIALLY            8    SHARED VOTING POWER
OWNED BY
EACH                         8,553,800
REPORTING                    ---------------------------------------------------
PERSON                  9    SOLE DISPOSITIVE POWER

                             0
                             ---------------------------------------------------
                        10   SHARED DISPOSITIVE POWER

                             8,553,800
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        8,553,800
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                       |_|

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        9.8%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        IN
--------------------------------------------------------------------------------

CUSIP NO.:  950590109
1       NAMES OF REPORTING PERSONS

        Peter W. May
--------------------------------------------------------------------------------
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEM 2(d) or 2(e)                                        |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER

NUMBER OF                    0
SHARES                       ---------------------------------------------------
BENEFICIALLY            8    SHARED VOTING POWER
OWNED BY
EACH                         8,553,800
REPORTING                    ---------------------------------------------------
PERSON                  9    SOLE DISPOSITIVE POWER

                             0
                             ---------------------------------------------------
                        10   SHARED DISPOSITIVE POWER

                             8,553,800
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        8,553,800
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                       |_|

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        9.8%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        IN
--------------------------------------------------------------------------------

CUSIP NO.:  950590109
1       NAMES OF REPORTING PERSONS

        Edward P. Garden
--------------------------------------------------------------------------------
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEM 2(d) or 2(e)                                        |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER

NUMBER OF                    0
SHARES                       ---------------------------------------------------
BENEFICIALLY            8    SHARED VOTING POWER
OWNED BY
EACH                         8,553,800
REPORTING                    ---------------------------------------------------
PERSON                  9    SOLE DISPOSITIVE POWER

                             0
                             ---------------------------------------------------
                        10   SHARED DISPOSITIVE POWER

                             8,553,800
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        8,553,800
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                       |_|

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        9.8%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        IN
--------------------------------------------------------------------------------

CUSIP NO.:  950590109
1       NAMES OF REPORTING PERSONS

        Castlerigg Master Investments Ltd.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        WC
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEM 2(d) or 2(e)                                        |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        British Virgin Islands
--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER

NUMBER OF                    0
SHARES                       ---------------------------------------------------
BENEFICIALLY            8    SHARED VOTING POWER
OWNED BY
EACH                         3,916,013
REPORTING                    ---------------------------------------------------
PERSON                  9    SOLE DISPOSITIVE POWER

                             0
                             ---------------------------------------------------
                        10   SHARED DISPOSITIVE POWER

                             3,916,013
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,916,013
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                       |_|

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        4.5%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        CO
--------------------------------------------------------------------------------

CUSIP NO.:  950590109
1       NAMES OF REPORTING PERSONS

        Sandell Asset Management Corp.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEM 2(d) or 2(e)                                        |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands
--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER

NUMBER OF                    0
SHARES                       ---------------------------------------------------
BENEFICIALLY            8    SHARED VOTING POWER
OWNED BY
EACH                         3,916,013
REPORTING                    ---------------------------------------------------
PERSON                  9    SOLE DISPOSITIVE POWER

                             0
                             ---------------------------------------------------
                        10   SHARED DISPOSITIVE POWER

                             3,916,013
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,916,013
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                       |_|

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        4.5%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        CO
--------------------------------------------------------------------------------

CUSIP NO.:  950590109
1       NAMES OF REPORTING PERSONS

        Castlerigg International Limited
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEM 2(d) or 2(e)                                        |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        British Virgin Islands
--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER

NUMBER OF                    0
SHARES                       ---------------------------------------------------
BENEFICIALLY            8    SHARED VOTING POWER
OWNED BY
EACH                         3,916,013
REPORTING                    ---------------------------------------------------
PERSON                  9    SOLE DISPOSITIVE POWER

                             0
                             ---------------------------------------------------
                        10   SHARED DISPOSITIVE POWER

                             3,916,013
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,916,013
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                       |_|

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        4.5%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        CO
--------------------------------------------------------------------------------

CUSIP NO.:  950590109
1       NAMES OF REPORTING PERSONS

        Castlerigg International Holdings Limited
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEM 2(d) or 2(e)                                        |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        British Virgin Islands
--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER

NUMBER OF                    0
SHARES                       ---------------------------------------------------
BENEFICIALLY            8    SHARED VOTING POWER
OWNED BY
EACH                         3,916,013
REPORTING                    ---------------------------------------------------
PERSON                  9    SOLE DISPOSITIVE POWER

                             0
                             ---------------------------------------------------
                        10   SHARED DISPOSITIVE POWER

                             3,916,013
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,916,013
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                       |_|

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        4.5%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        CO
--------------------------------------------------------------------------------

CUSIP NO.:  950590109
1       NAMES OF REPORTING PERSONS

        Thomas E. Sandell
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEM 2(d) or 2(e)                                        |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Sweden
--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER

NUMBER OF                    0
SHARES                       ---------------------------------------------------
BENEFICIALLY            8    SHARED VOTING POWER
OWNED BY
EACH                         3,916,013
REPORTING                    ---------------------------------------------------
PERSON                  9    SOLE DISPOSITIVE POWER

                             0
                             ---------------------------------------------------
                        10   SHARED DISPOSITIVE POWER

                             3,916,013
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,916,013
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                       |_|

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        4.5%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        IN
--------------------------------------------------------------------------------

CUSIP NO.:  950590109
1       NAMES OF REPORTING PERSONS

        Jerry W. Levin
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEM 2(d) or 2(e)                                        |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER

NUMBER OF                    5,443
SHARES                       ---------------------------------------------------
BENEFICIALLY            8    SHARED VOTING POWER
OWNED BY
EACH                         0
REPORTING                    ---------------------------------------------------
PERSON                  9    SOLE DISPOSITIVE POWER

                             5,443
                             ---------------------------------------------------
                        10   SHARED DISPOSITIVE POWER

                             0
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,443
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                       |_|

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.0%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        IN
--------------------------------------------------------------------------------

                             INTRODUCTORY STATEMENT

This Amendment No. 14 (this "Amendment") relates to the Schedule 13D filed on behalf of Trian Partners GP, L.P., a Delaware limited partnership ("Trian GP"), Trian Partners General Partner, LLC, a Delaware limited liability company ("Trian GP LLC"), Trian Partners, L.P., a Delaware limited partnership ("Trian Onshore"), Trian Partners Master Fund, L.P., a Cayman Islands limited partnership ("Trian Offshore"), Trian Partners Master Fund (Non-ERISA), L.P., a Cayman Islands limited partnership ("Trian Offshore (Non-ERISA)"), Trian Partners Parallel Fund I, L.P., a Delaware limited partnership ("Parallel Fund"), Trian Partners Parallel Fund I General Partner, LLC, a Delaware limited liability company ("Parallel Fund GP"), Trian Partners Parallel Fund II, L.P., a Delaware limited partnership ("Parallel Fund II"), Trian Partners Parallel Fund II GP, L.P., a Delaware limited partnership ("Parallel Fund II GP"), Trian Partners Parallel Fund II General Partner, LLC, a Delaware limited liability company ("Parallel Fund II GP LLC"), Trian Fund Management, L.P., a Delaware limited partnership ("Trian Management" or "Trian"), Trian Fund Management GP, LLC, a Delaware limited liability company ("Trian Management GP" and together with the foregoing, the "Trian Entities"), Nelson Peltz, a citizen of the United States of America, Peter W. May, a citizen of the United States of America, Edward P. Garden, a citizen of the United States of America (the Trian Entities and Messrs. Peltz, May and Garden are sometimes hereinafter referred to collectively as the "Trian Filing Persons"), Jerry W. Levin, a citizen of the United States of America, Castlerigg Master Investments Ltd. ("CMI"), Sandell Asset Management Corp. ("SAMC"), Castlerigg International Limited ("CIL"), Castlerigg International Holdings Limited ("CIHL") and Thomas E. Sandell ("Sandell", and collectively with CMI, SAMC, CIL and CIHL, the "Sandell Filing Persons"; the Trian Filing Persons and the Sandell Filing Persons, collectively, the "Trian/Sandell Filing Persons"), with the Securities and Exchange Commission on December 13, 2005 (as amended by Amendment No. 1 to Schedule 13D filed by the Trian/Sandell Filing Persons with the Securities and Exchange Commission on January 17, 2006, Amendment No. 2 to Schedule 13D filed by the Trian/Sandell Filing Persons with the Securities and Exchange Commission on March 3, 2006, Amendment No. 3 to Schedule 13D filed by the Trian/Sandell Filing Persons with the Securities and Exchange Commission on April 28, 2006, Amendment No. 4 to
Schedule 13D filed by the Trian/Sandell Filing Persons with the Securities and Exchange Commission on May 31, 2006, Amendment No. 5 to Schedule 13D filed by the Trian/Sandell Filing Persons with the Securities and Exchange Commission on December 4, 2006, Amendment No. 6 to Schedule 13D filed by the Trian/Sandell Filing Persons and Triarc Companies, Inc., a Delaware corporation ("Triarc", and, together with the Trian/Sandell Filing Persons, the "Triarc/Trian/Sandell Filing Persons") with the Securities and Exchange Commission on July 3, 2007, Amendment No. 7 to Schedule 13D filed by the Triarc/Trian/Sandell Filing Persons with the Securities and Exchange Commission on July 30, 2007, Amendment No. 8 to
Schedule 13D filed by the Triarc/Trian/Sandell Filing Persons with the Securities and Exchange Commission on August 28, 2007, Amendment No. 9 to
Schedule 13D filed by the Triarc/Trian/Sandell Filing Persons with the Securities and Exchange Commission on September 17, 2007, Amendment No. 10 to
Schedule 13D filed by the Triarc/Trian/Sandell Filing Persons with the Securities and Exchange Commission on October 12, 2007, Amendment No. 11 to
Schedule 13D filed by the Triarc/Trian/Sandell Filing Persons with the Securities and Exchange Commission on November 13, 2007, Amendment No. 12 to
Schedule 13D filed by the Triarc/Trian/Sandell Filing Persons and Mr. Levin (the Triarc/Trian/Sandell Filing Persons and Mr.. Levin, collectively, the "Filing Persons") with the Securities and Exchange Commission on February 11, 2008 and Amendment No. 13 to Schedule 13D filed by the Filing Persons with the Securities and Exchange Commission on April 18, 2008, the "Schedule 13D"), relating to the Common Shares, $.10 stated value (the "Shares"), of Wendy's International, Inc., an Ohio corporation (the "Issuer" or "Wendy's"). Each capitalized term used but not defined herein has the meaning ascribed to such term in the Schedule 13D.

Items 4, 5, 6 and 7 of the Schedule 13D are hereby amended and supplemented as follows:


Item 4.  Purpose of the Transaction.

Agreement and Plan of Merger
----------------------------

On April 23, 2008, Triarc, the Issuer and a wholly-owned subsidiary of Triarc ("Merger Sub"), entered into an Agreement and Plan of Merger (the "Merger Agreement"). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into Wendy's, with Wendy's as the surviving corporation (the "Merger") and as a result of the Merger, Wendy's will become a wholly-owned subsidiary of Triarc. Pursuant to the Merger Agreement, each Share will be converted into 4.25 shares of fully paid and non-assessable shares of Triarc Class A Common Stock.

Also under the Merger Agreement, Triarc agreed that it will fix its board of directors at twelve members, 10 of which shall be current directors of Triarc and two of which shall be current directors of the Issuer who are designated by the Issuer and reasonably acceptable to Triarc. The two designees of the Issuer shall be nominated for election at the next meeting of Triarc's stockholders at which directors are to be elected.

Roland Smith, Triarc's Chief Executive Officer, will continue in the role of Chief Executive Officer for the combined company and also will become Chief Executive Officer of the Issuer following consummation of the Merger.

The description of the Merger Agreement herein is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Exhibit 20 to this Schedule 13D and incorporated herein by reference.

Voting Agreement
----------------

On April 23, 2008, Trian, Trian Offshore, Trian GP, Trian Onshore, Parallel Fund, Parallel Fund II (collectively, the "Trian Voting Parties") and the Issuer entered into a Voting Agreement (the "Voting Agreement"). Except for any provisions in the Voting Agreement with respect to the Standstill (defined below), the Voting Agreement shall terminate upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the consummation of the Merger (the "Termination Date").

Pursuant to the Voting Agreement, the Trian Voting Parties have agreed that until the Termination Date, at any meeting of the shareholders of Wendy's and at every adjournment or postponement thereof, the Trian Voting Parties will vote (or cause to be voted) any Shares for which they have the right to exercise or direct the vote (the "Subject Shares") (i) in favor of the proposal to adopt the Merger Agreement and the Merger, at a meeting of the shareholders of Wendy's, duly called, convened and held for the purpose of obtaining such shareholder approval, (ii) against the approval of any matter or proposal submitted to the shareholders of Wendy's for approval, if approval of such matter or proposal would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of Wendy's under the Merger Agreement and
(iii) against (A) any merger, rights offering, reorganization, recapitalization or liquidation involving Wendy's or any of its subsidiaries (other than the Merger), (B) a sale or transfer of a material amount of assets or capital stock of Wendy's or any of its subsidiaries or (C) any action that is intended, or could reasonably be expected, to materially impede, interfere with, delay, postpone or adversely affect the Merger and the other transactions contemplated by the Merger Agreement.

Pursuant to the terms of the Voting Agreement, the Trian Voting Parties have agreed that until the Termination Date, the Trian Voting Parties shall be prohibited from, directly or indirectly (i) disposing of the Subject Shares,
(ii) granting proxies or powers of attorney or entering into a voting agreement or other arrangement with respect to the Subject Shares, (iii) taking any action that would result in a diminution of the voting power represented by any of such Shareholder's Subject Shares, or (iv) committing or agreeing to take any of the foregoing actions.

Pursuant to the terms of the Voting Agreement, if (i) the Merger Agreement is terminated pursuant to Section 7.1(d) thereof or (ii) the Merger does not occur as a result of the failure of the condition set forth in Section 6.3(f) of the Merger Agreement (each a "Standstill Trigger Event"), then the Trian Voting Parties shall be bound by certain provisions that, among other things, restrict the Trian Voting Parties' ability to directly or indirectly acquire additional securities of the Issuer, enter or propose to enter into any business combination with the Issuer or make, or in any way participate or engage in, any solicitation of proxies or consents to vote with respect to any voting securities of the Issuer until the three year anniversary of the Standstill Trigger Event (the "Standstill"). However, under certain circumstances set forth in the Voting Agreement, such restrictions on the Trian Voting Parties will terminate prior to the third anniversary of the Standstill Trigger Event.

In the Voting Agreement, the Trian Voting Parties acknowledge that Peter H. Rothschild and Stuart I. Oran, directors of the Issuer, have submitted their resignation from the Board of Directors of the Issuer, which shall be effective, without further action, immediately upon the earlier of (i) termination of the Merger Agreement pursuant to Section 7.1(d) thereof or (ii) termination of the Merger Agreement as a result of the failure of the condition set forth in
Section 6.3(f) thereof.

The description of the Voting Agreement herein is qualified in its entirety by reference to the Voting Agreement, a copy of which is attached as Exhibit 21 to this Schedule 13D and incorporated herein by reference.


Item 5.  Interest in Securities of the Issuer

In November 2007, Trian Offshore (Non-ERISA) transferred 5,958 Shares to Trian
GP.


Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer

See Item 4 for a description of the Merger Agreement and Voting Agreement. A copy of the Merger Agreement and Voting Agreement is filed herewith as an exhibit and incorporated herein by reference, and the description of the Merger Agreement and Voting Agreement herein is qualified in its entirety by reference to the Merger Agreement and Voting Agreement filed herewith.

Item 7.  Material to be Filed as Exhibits.

20. Agreement and Plan of Merger, dated April 23, 2008, by and among Triarc, the Issuer and Green Merger Sub (incorporated by reference to Exhibit 2.1 to the Issuer's current report on Form 8-K filed with the Securities and Exchange Commission on April 29, 2008).

21. Voting Agreement, dated as of April 23, 2008, by and among the Trian Voting Parties and the Issuer (incorporated by reference to Exhibit 10.1 to the Issuer's current report on Form 8-K filed with the Securities and Exchange Commission on April 29, 2008).

                                    SIGNATURE

      After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                            TRIAN PARTNERS GP, L.P.

                                            By:  /s/ Edward P. Garden
                                                 -------------------------------
                                            Name:  Edward P. Garden
                                            Title: Member


                                            TRIAN PARTNERS GENERAL PARTNER, LLC

                                            By:  /s/ Edward P. Garden
                                                 -------------------------------
                                            Name:  Edward P. Garden
                                            Title: Member


                                            TRIAN PARTNERS, L.P.

                                            By: Trian Partners GP, L.P.,
                                                its general partner

                                            By: Trian Partners General Partner,
                                                LLC, its general partner

                                            By:  /s/ Edward P. Garden
                                                 -------------------------------
                                            Name:  Edward P. Garden
                                            Title: Member


                                            TRIAN PARTNERS MASTER FUND, L.P.

                                            By: Trian Partners GP, L.P., its
                                                general partner

                                            By: Trian Partners General Partner,
                                                LLC, its general partner

                                            By:  /s/ Edward P. Garden
                                                 -------------------------------
                                            Name:  Edward P. Garden
                                            Title: Member

                                            TRIAN PARTNERS PARALLEL FUND I, L.P.

                                            By: Trian Partners Parallel Fund I
                                                General Partner LLC, its general
                                                partner

                                            By:  /s/ Edward P. Garden
                                                 -------------------------------
                                            Name:  Edward P. Garden
                                            Title: Member


                                            TRIAN PARTNERS PARALLEL FUND I
                                            GENERAL PARTNER, LLC

                                            By:  /s/ Edward P. Garden
                                                 -------------------------------
                                            Name:  Edward P. Garden
                                            Title: Member


                                            TRIAN PARTNERS PARALLEL FUND II,
                                            L.P.

                                            By: Trian Partners Parallel Fund II
                                                GP, L.P., its general partner

                                            By: Trian Partners Parallel Fund II
                                                General Partner, LLC,
                                                its general partner

                                            By:  /s/ Edward P. Garden
                                                 -------------------------------
                                            Name:  Edward P. Garden
                                            Title: Member

                                            TRIAN PARTNERS PARALLEL FUND II GP,
                                            L.P.

                                            By: Trian Partners Parallel Fund II
                                                General Partner, LLC, its
                                                general partner

                                            By:  /s/ Edward P. Garden
                                                 -------------------------------
                                            Name:  Edward P. Garden
                                            Title: Member


                                            TRIAN PARTNERS PARALLEL FUND II
                                            GENERAL PARTNER, LLC

                                            By:  /s/ Edward P. Garden
                                                 -------------------------------
                                            Name:  Edward P. Garden
                                            Title: Member

                                            TRIAN FUND MANAGEMENT, L.P.

                                            By: Trian Fund Management GP, LLC,
                                                its general partner

                                            By:  /s/ Edward P. Garden
                                                 -------------------------------
                                            Name:  Edward P. Garden
                                            Title: Member


                                            TRIAN FUND MANAGEMENT GP, LLC

                                            By:  /s/ Edward P. Garden
                                                 -------------------------------
                                            Name:  Edward P. Garden
                                            Title: Member


                                            /s/ Nelson Peltz
                                            -----------------------------
                                            NELSON PELTZ

                                            /s/ Peter W. May
                                            -----------------------------
                                            PETER W. MAY

                                            /s/ Edward P. Garden
                                            -----------------------------
                                            EDWARD P. GARDEN

                                            CASTLERIGG MASTER INVESTMENTS LTD.

                                            BY: SANDELL ASSET MANAGEMENT CORP.,
                                                its investment manager


                                            By:  /s/ Thomas E. Sandell
                                                 -------------------------------
                                            Name:    Thomas E. Sandell
                                            Title:   Chief Executive Officer



                                            SANDELL ASSET MANAGEMENT CORP.

                                            By:  /s/ Thomas E. Sandell
                                                 -------------------------------
                                            Name:    Thomas E. Sandell
                                            Title:   Chief Executive Officer



                                            CASTLERIGG INTERNATIONAL LIMITED

                                            BY: SANDELL ASSET MANAGEMENT CORP.,
                                                its investment manager

                                            By:  /s/ Thomas E. Sandell
                                                 -------------------------------
                                            Name:    Thomas E. Sandell
                                            Title:   Chief Executive Officer



                                            CASTLERIGG INTERNATIONAL HOLDINGS
                                            LIMITED

                                            BY: SANDELL ASSET MANAGEMENT CORP.,
                                                its investment manager

                                            By:  /s/ Thomas E. Sandell
                                                 -------------------------------
                                            Name:    Thomas E. Sandell
                                            Title:   Chief Executive Officer


                                            /s/ Thomas E. Sandell
                                            -----------------------------
                                            THOMAS E. SANDELL

                                            TRIARC COMPANIES, INC.

                                            By:  /s/ Nils H. Okeson
                                                 -------------------------------
                                            Name:    Nils H. Okeson
                                            Title:   Senior Vice President
                                                     and General Counsel

                                            By:  /s/ Jerry W. Levin
                                                 -------------------------------
                                                    JERRY W. LEVIN



Dated: April 29, 2008